EXHIBIT 99.2

Product and Segment Revenues

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2014	2013
Product Revenues:
Carrier Systems	$99,553	$92,804
Business Networking	37,919	38,076
Loop Access	9,532	12,133

Total	$147,004	$143,013

Subcategories included in the above:
Broadband Access (included in Carrier Systems)	$81,527	$72,234
Optical (included in Carrier Systems)	12,789	8,874
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	36,946	36,912

Total Core Products	131,262	118,020

Percentage of Total Revenue	89%	83%

HDSL (does not include T1) (included in Loop Access)	8,877	11,407
Other Products (excluding HDSL)	6,865	13,586

Total Legacy Products	15,742	24,993

Percentage of Total Revenue	11%	17%

Total	$147,004	$143,013

Segment Revenues:
Carrier Networks	$118,162	$109,887
Enterprise Networks	28,842	33,126

Total	$147,004	$143,013

Sales by Geographic Region:
United States	$92,704	$108,106
International	54,300	34,907

Total	$147,004	$143,013